Exhibit 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports Second Quarter 2006 Results

Chesterfield, MO - July 27, 2006 - Insituform Technologies, Inc. (Nasdaq: INSU) today reported second quarter net income doubled to $5.5 million, or $0.20 per diluted share, from $2.7 million, or $0.10 per diluted share, in the year-earlier quarter, attributable to continued strong performance in the Tite Liner® segment and sharply lower losses in the tunneling segment. For the first six months of 2006, net income increased by $5.4 million to $8.5 million, or $0.31 per diluted share, from $3.1 million, or $0.12 per diluted share, in the first six months of 2005.

Consolidated second quarter revenues, reflecting a planned contraction of the tunneling segment, partially offset by strong growth in the Tite Liner® segment and modest growth in the rehabilitation segment, totaled $154.2 million, compared with $157.8 million in the year-ago quarter.

Consolidated gross profit for the second quarter of 2006 increased by $5.8 million, or 20.7%, from the same period in 2005. Gross profit in the second quarter of 2005 was favorably impacted by the recognition of an insurance claim receivable of $3.4 million against the Company’s excess liability insurance carrier, whereas the second quarter of 2006 included only $0.5 million from an insurance claim receivable.

Operating expenses in the second quarter of 2006 increased by $3.1 million over the second quarter of 2005. This increase primarily reflected stock option compensation and incentive compensation expenses of $0.6 million and $1.2 million, respectively, which did not appear in the results for the second quarter 2005 due to current year accounting rule changes for stock options, and the prior year’s operating performance, which was below incentive compensation targets. In addition, legal and professional fees increased as a result of investments being made in intellectual property associated with ongoing technological improvements.

Consolidated revenues in the first six months of 2006 increased to $297.8 million compared to $294.1 million in the first six months of 2005. Gross profit increased 15.5% to $62.7 million from $54.3 million in the first six months of 2005. Operating expenses increased 5.6% to $48.8 million as compared to $46.2 million in the first six months of 2005. Operating income increased 71.9% to $14.0 million from $8.1 million in the first six months of 2005.

“The overall results for the second quarter were in line with our plan and we remain optimistic for our full-year performance,” explained Thomas S. Rooney, Jr., president and chief executive officer. “Bidding activity in the rehabilitation segment has increased significantly in recent months, after an unusually slow period. The market for Tite Liner® continues to be exceptionally strong, and we are clearly gaining traction in the tunneling segment, as the older, problematic projects have been completed, and new, more profitable projects are underway.”

Second quarter revenues in the rehabilitation segment increased 1.6%, or $2.0 million, to $125.2 million. This growth was below that of recent historical trends due to several factors. During the fourth quarter 2005, market conditions in the United States softened significantly to the point of contraction. This slow period was followed in the first quarter of 2006 with modest growth. As a result of these combined factors, competitive forces were heightened, and the Company experienced a temporary market share decline. The ongoing de-emphasis of pipebursting also adversely affected top-line results as second quarter pipebursting revenue declined to $3.4 million from $4.7 million in the year before quarter.

Gross profit in the rehabilitation segment declined $1.6 million to $29.2 million for the second quarter of 2006 compared to the same quarter of 2005, primarily due to the impact of the $3.4 million insurance claim receivable recognized in the second quarter of 2005. Increased crew productivity, along with continued manufacturing and logistics efficiencies, boosted gross profit over prior year levels, excluding the effect of the insurance claim.

Operating income declined in the rehabilitation segment by $4.4 million to $7.3 million during the second quarter of 2006 due to higher operating expenses including stock option and incentive compensation expenses, and the insurance claim recognition in 2005.

For the first half of 2006, rehabilitation revenues increased to $236.9 million from $228.5 million for the same period of 2005. Gross profit was practically unchanged at $54.5 million compared to $54.6 million in the year-ago period. Operating income decreased to $13.7 million from $16.8 million in the first half of 2005.

Tite Liner’s revenues increased 58.6% during the second quarter of 2006 to $14.5 million, reflecting strong market conditions driven by high oil and other commodity prices.

Gross profit in the Tite Liner® segment increased 61.5% in the second quarter of 2006 compared to the same quarter of 2005 due mainly to the increase in revenues and efficiencies gained from increased volume. Although operating expenses increased, due primarily to additional staffing to support growth, they declined as a percentage of revenues to 11.8% in the second quarter of 2006 compared to 15.5% in the second quarter of 2005.

Operating income in the Tite Liner® segment doubled in the second quarter of 2006 to $3.0 million compared to $1.5 million in the second quarter of 2005.

For the first half of 2006, revenue in the Tite Liner® segment climbed to $27.0 million from $16.3 million in the prior year period. Gross profit totaled $8.7 million versus $5.0 million, while operating income more than doubled to $5.4 million from $2.4 million the year before.

Revenues in the tunneling segment decreased 43.2%, or $11.0 million, to $14.5 million during the second quarter 2006 compared to the prior year quarter. Management’s focus on stabilizing and resizing this segment has brought about a lower backlog level, contributing to the lower revenue. Gross profit improved to $0.2 million in the second quarter of 2006, compared to a loss of $5.5 million in the same quarter last year. The prior year’s losses were primarily the result of writedowns on several large projects, which were all completed at June 30, 2006. In the current year, as a result of the decreased revenues, underutilized equipment costs increased to $2.6 million and $4.4 million in the second quarter and first six months of 2006, respectively, compared to $0.6 million and $1.4 million in the same periods last year. Reduction of overall equipment costs, consisting principally of depreciation and lease expenses, remains a primary focus, as management is reshaping the business unit.

Operating expenses in the tunneling segment for the second quarter of 2006 remained at approximately the same level as the prior year period. While reductions have been made to the operating cost structure of this business during 2006, corporate support costs remained higher as we work to realign the unit. Tunneling’s operating loss narrowed to $2.1 million in the second quarter of 2006 compared to $7.7 million in the same period of last year, due principally to the completion of problematic projects.

First half revenues in the tunneling segment decreased to $33.8 million from $49.4 million in 2005. However, the gross loss was dramatically reduced to $0.5 million versus $5.2 million, and the operating loss declined by more than 50%, $5.1 million for the first half of 2006 compared to $11.1 million for the same period of 2005.

The results for the second quarter and the first six months of 2006 were favorably impacted by lower interest expense as a result of reduced debt from normal amortization payments. In addition, investment income improved in the current year as a result of increased interest on improved cash balances, higher market interest rates and interest accrued on the insurance claim receivable.

We improved our unrestricted cash balance to $77.6 million at June 30, 2006 from $64.1 at March 31, 2006 and $77.1 million at December 31, 2005. Cash provided by operating activities was $18.2 million in the first six months of 2006, compared to $10.5 million in the prior year, primarily due to increased net income and improved working capital management. Cash used by investing activities was $6.3 million, consisting primarily of capital expenditures, which were $7.7 million, net of proceeds from sales of fixed assets. Capital expenditures reflected the replacement of older equipment as well as the further implementation of the air/steam inversion process. Capital expenditures are expected to be at similar levels from 2005 for the full year of 2006, as initiatives for further implementation of steam and other logistics improvements develop.

Total contract backlog declined to $272.5 million at June 30, 2006, compared to $286.5 million at March 31, 2006 and $329.0 million at June 30, 2005.

Contract backlog in the rehabilitation segment was $186.8 million at June 30, 2006, compared with $216.2 million at March 31, 2006 and $202.8 million at June 30, 2005. As mentioned earlier, backlog in the rehabilitation segment decreased primarily as a result of weak market conditions in the fourth quarter of 2005 and early 2006 and increased crew productivity in 2006.

The market experienced stronger growth in the second quarter of 2006, and we were able to regain market share. However, due to various market forces and changes in customer behavior, the period between award and release of contracts has recently been expanding, contributing to the decline in the reported contract backlog at June 30, 2006. The amount of apparent low-bid projects not included in reported backlog varies tremendously every quarter. As an example, the amount of unreported apparent low-bid project work increased by 42% at June 30, 2006 from March 31, 2006.

It is our Company’s belief that the market will return to historical growth patterns for the second half of 2006, which should produce total market growth of approximately 8% for the full year. Market activity in the first few weeks of the third quarter of 2006 has improved significantly.

Tunneling backlog increased during the quarter to $70.1 million at June 30, 2006 from $50.2 million at March 31, 2006, primarily due to the signing of projects in St. Louis, Missouri and Charleston, South Carolina. Tunneling backlog decreased from $113.4 million at June 30, 2005, as the larger problematic projects have been completed, and a more focused bidding strategy has been implemented in the unit.

Tite Liner® contract backlog declined $4.5 million to $15.6 million at June 30, 2006, due primarily to the completion of projects in South America, coupled with exceptional production during the second quarter. Contract backlog in the Tite Liner® segment was up from year-ago levels of $12.8 million, relating to increases in international work.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about our company can be found on our Internet site at www.insituform.com.

        This news release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this news release, the words “anticipate,” “estimate,” “believes,” “plans,” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected and include, among others, our belief that we are taking the right steps to return our tunneling division to a respectable level of profitability, our belief regarding tunneling revenues for the remainder of the year, our belief regarding total market growth for 2006 and the outlook for our business units for the remainder of the year. Factors that could affect results include, among others, the competitive environment for our products and services, the availability and pricing of raw materials used in the Insituform® cured-in-place (“Insituform CIPP”) process, increased competition upon expiration of our patents or the inadequacy of one or more of our CIPP process patents to protect its operations, the geographical distribution and mix of our work, our ability to attract business at acceptable margins, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, political circumstances impeding the progress of work, our ability to remain in compliance with our financial covenants, the regulatory environment, weather conditions, the outcome of our pending litigation and other factors, including risk factors, set forth in reports and documents which we file with the Securities and Exchange Commission from time to time. We do not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$154,201	$157,841	$297,765	$294,118
Cost of revenues	120,140	129,618	235,039	239,796
Gross profit	34,061	28,223	62,726	54,322
Operating expenses	25,876	22,739	48,763	46,197
Operating income	8,185	5,484	13,963	8,125
Other (expense) income:
Interest expense	(1,617)	(2,127)	(3,427)	(4,294)
Interest income	1,262	676	1,780	967
Other	306	(209)	439	(164)
Total other expense	(49)	(1,660)	(1,208)	(3,491)
Income before taxes on income	8,136	3,824	12,755	4,634
Taxes on income	2,807	1,338	4,400	1,622
Income before minority
interests and equity in
earnings	5,329	2,486	8,355	3,012
Minority interests	(98)	(40)	(125)	(79)
Equity in earnings of
affiliated companies	284	289	318	202
Net income	5,515	2,735	8,548	3,135

Earnings per share of common
stock and common stock
equivalents:
Basic	$0.20	$0.10	$0.32	$0.12
Diluted	0.20	0.10	0.31	0.12

Weighted average number of
Shares:
Basic	27,060	26,754	26,990	26,750
Diluted	27,489	26,851	27,479	26,869

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
SEGMENT DATA	2006	2005	2006	2005
Revenues
Rehabilitation	$125,218	$123,231	$236,876	$228,458
Tunneling	14,458	25,449	33,842	49,399
Tite Liner(R)	14,525	9,161	27,047	16,261
Total revenues	$154,201	$157,841	$297,765	$294,118

Gross profit (loss)
Rehabilitation	$29,174	$30,769	$54,508	$54,576
Tunneling	166	(5,470)	(450)	(5,205)
Tite Liner(R)	4,721	2,924	8,668	4,951
Total gross profit	$34,061	$28,223	$62,726	$54,322

Operating income (loss)
Rehabilitation	$7,275	$11,684	$13,736	$16,807
Tunneling	(2,094)	(7,708)	(5,123)	(11,108)
Tite Liner(R)	3,004	1,508	5,350	2,426
Total operating income	$8,185	$5,484	$13,963	$8,125

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$77,570	$77,069
Restricted cash	7,119	5,588
Receivables, net	87,203	85,896
Retainage	32,790	33,138
Costs and estimated earnings
in excess of billings	40,277	32,503
Inventories	17,533	15,536
Prepaid expenses and other assets	23,663	24,294
TOTAL CURRENT ASSETS	286,155	274,024
PROPERTY, PLANT AND EQUIPMENT,
less accumulated depreciation	93,390	95,657
OTHER ASSETS
Goodwill	131,563	131,544
Other assets	15,929	17,103
TOTAL OTHER ASSETS	147,492	148,647

TOTAL ASSETS	$527,037	$518,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term
debt and line of credit	$16,307	$18,264
Accounts payable and accrued
expenses	98,767	94,560
Billings in excess of costs
and estimated earnings	17,803	14,017
TOTAL CURRENT LIABILITIES	132,877	126,841
LONG-TERM DEBT, less current
maturities	65,054	80,768
OTHER LIABILITIES	3,150	5,497
TOTAL LIABILITIES	201,081	213,106
MINORITY INTERESTS	1,918	1,726
TOTAL STOCKHOLDERS’ EQUITY	324,038	303,496

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$527,037	$518,328

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$8,548	$3,135
Adjustments to reconcile to net cash
provided (used) by operating activities:
Depreciation	9,790	8,960
Amortization	632	812
Deferred income taxes	(2,467)	512
Equity-based compensation expense	2,794	87
Other	1,317	(670)
Change in restricted cash related to
operating activities	(1,531)	311
Changes in operating assets and liabilities:
Receivables, including costs and
estimated earnings in excess of billings	(6,062)	(16,331)
Inventories	(1,661)	(1,415)
Prepaid expenses and other assets	954	(8,099)
Accounts payable and accrued expenses	5,922	23,222
Net cash provided by operating activities	18,236	10,524
Cash flows from investing activities:
Capital expenditures	(8,572)	(15,642)
Proceeds from sale of fixed assets	850	523
Liquidation of life insurance
cash surrender value	1,423	-
Net cash used in investing activities	(6,299)	(15,119)
Cash flows from financing activities:
Proceeds from issuance of common stock
and exercise of stock options	3,779	325
Additional tax benefit from stock option
exercises recorded in additional paid in
capital	1,357	-
Proceeds from notes payable	843	-
Principal payments on notes payable	(2,787)	-
Principal payments on long-term debt	(15,726)	(15,750)
Deferred financing charges paid	(103)	(260)
Net cash used in financing activities	(12,637)	(15,685)
Effect of exchange rate on cash	1,201	(2,383)
Net increase (decrease) in cash and cash
equivalents for the period	501	(22,663)
Cash and cash equivalents,
beginning of period	77,069	93,246
Cash and cash equivalents, end of period	77,570	70,583

CONTACT:     Insituform Technologies, Inc.
David A. Martin, Vice President and Controller
(636) 530-8000